Exhibit 10.60
Two Folsom Street
San Francisco, CA 94105

July 18, 2023

Chris Blakeslee

Dear Chris,

It is our pleasure to offer you a position at Gap Inc. We’re a company driven by passion, innovation and a focus on quality—the same characteristics we look for in our employees. You reflect these values and we feel confident you will find rewarding opportunities with us.
This letter sets forth our offer to you to join Gap Inc. as President and CEO, Athleta. In this position, you will report to the President & CEO, Gap Inc. This position is based in San Francisco.

Salary. Your annual salary will be $950,000 payable every two weeks. You are scheduled to receive a compensation review in March 2025 based on your time in position.

Initial Bonus. You will receive a bonus of $900,000 within the first thirty days of your employment. This will be processed as supplemental income and is subject to supplemental tax withholding. In the event you voluntarily terminate your employment or your employment is terminated For Cause (as defined below), you will be required to repay within ninety (90) days of your last day of employment 100% of the pre-tax amount of this bonus if the termination occurs before your first employment anniversary, and 50% of the pre-tax amount of this bonus if termination occurs between your first and second employment anniversary.

Company Bonus. Based on your position, you will participate in the Company Bonus Plan. The Company Bonus Plan is an incentive program that rewards achievement of Gap Inc. and/or Division financial objectives and operational objectives as well as individual performance. Provided you begin your employment prior to November 1, 2023, you are eligible to participate in the program for fiscal 2023 (February 2023 – January 2024). Under the current program, your annual target bonus will be 150% of your base salary. Depending on results and your individual performance, your actual bonus can range from 0 – 200% of target. Bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year. Bonuses for fiscal 2023 are scheduled for payment in March 2024 and you must be employed by Gap Inc. on the payment date to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Bonus Guarantee. For fiscal year 2023 only, your Company Bonus, payable in March 2024 is guaranteed to be at least the target amount under the terms of the plan, provided you are employed by Gap Inc. on the payment date. The bonus payment will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year.

Long-Term Incentive Awards. Your offer includes long-term incentive award(s), which give you the opportunity to share in Gap Inc.’s success over time.

Chris Blakeslee
July 18, 2023

Make-Whole Restricted Stock Unit Awards. Under the Gap Inc. 2016, Long-Term Incentive Plan (“Stock Plan”), effective on your first day of employment with Gap, Inc. (the “Date of Grant”), you will be granted Restricted Stock Units (“RSUs”) covering shares of Gap Inc. common stock (“Common Stock”) having a grant value of $4,300,000, subject to the provisions of the Stock Plan and Exhibit A to this letter. The number of shares will be determined by dividing the grant dollar value by the 20-trading Day simple average of the closing price of one share prior to the Date of Grant with such number rounded down to the nearest share. Awards are in the form of units that are paid in Common Stock upon vesting. The award will become vested over 3 years (50% after one year, 30% after two years and 20% after three years) on each anniversary of the Date of Grant, provided you are employed by Gap Inc. on the vesting date. Awards are generally subject to income and employment tax withholding upon settlement. In the event that your employment is involuntarily terminated by the Company other than For Cause (defined below) or your employment terminates due to death or Disability, in any case, provided you sign a Release (defined below) within forty-five (45) calendar days after such termination and do not revoke such Release during any applicable revocation period, the RSUs described in this paragraph will fully vest and be settled no later than sixty (60) calendar days following such termination, as more fully described in the grant agreement set forth as Exhibit A to this letter. For purposes of this letter, “Release” shall mean a general release of claims in a form requested by the Company which will not contain any restrictive covenants beyond those described in this letter.

Make-Whole Performance Restricted Stock Units. In consideration for the forfeiture of certain unvested performance-based equity awards at your current employer, effective on the Date of Grant, you will be granted performance-based restricted stock units (“PRSUs) for the fiscal 2023-2025 performance cycle covering a target number of shares of Common Stock with a grant value equal to $2,200,000 and subject to the provisions of Gap Inc.’s Stock Plan and Exhibit B to this letter. The number of target shares will be determined by dividing the grant dollar value by the 20-trading Day simple average of the closing price of one share prior to the grant date with such number rounded down to the nearest share. The PRSUs described in this paragraph shall otherwise be subject to all of the terms and conditions of the Gap Inc. PRSUs covering the fiscal 2023 through 2025 performance period granted by the Compensation and Management Development Committee (“Committee”) on March 13, 2023 to the Company’s executive officers (the “2023-2025 PRSUs”). In the event that your employment is involuntarily terminated by the Company other than For Cause or your employment terminates due to death or Disability, in any case, provided you sign a Release within forty-five (45) calendar days after such termination and do not revoke such Release during any applicable revocation period, the PRSUs described in the paragraph will vest and be settled in shares of Common Stock on or after the date of certification of the PRSUs by the Committee to the extent they are earned based on the satisfaction of the applicable performance conditions (as certified by the Committee), with timing of settlement as more fully set forth in the grant agreement set forth as Exhibit B to this letter.

Prorated Annual Restricted Stock Unit Awards. Under the Stock Plan, effective on the Date of Grant, you will be granted RSUs covering shares of Common Stock having a grant value of $750,000, subject to the provisions of the Stock Plan and Gap, Inc.’s standard form of stock grant agreement. The number of shares will be determined by dividing the grant dollar value by the 20-trading day simple average of the closing price of one share prior to the Date of Grant with such number rounded down to the nearest share. Awards are in the form of units that are paid in Common Stock upon vesting. The award will become vested over 4 years (25% per year) on each anniversary of the Date of Grant, provided you are employed by Gap Inc. on the vesting date. Awards are generally subject to income and employment tax withholding upon settlement.

Prorated Annual Performance Restricted Stock Units. Under the Stock Plan, effective on the Date of Grant, you will be granted PRSUs for the fiscal 2023-2025 performance cycle covering a target number of shares of Common Stock with a grant value of $1,125,000. The number of target shares granted will be determined by dividing the grant dollar value by the 20-trading day simple average of the closing price of

Chris Blakeslee
July 18, 2023

one share prior to the Date of Grant with such number rounded down to the nearest share. The PRSUs described in this paragraph shall otherwise be subject to all of the terms and conditions of the Gap Inc. PRSUs covering the fiscal 2023 through 2025 performance period granted by the Committee on March 13, 2023 to the Company’s executive officers. Payout is subject to certification by the Committee and the provisions of the Stock Plan and standard form of performance stock grant agreement and earned shares vest 50% on the date the Committee certifies attainment and 50% one year from the certification date provided you are employed by Gap Inc. on the vesting dates.

For fiscal 2024, you will be eligible to participate in the Executive Officer Long-Term Incentive Program. The value and form of LTI are subject to change each year. Gap Inc. has the right to modify the program at any time. Committee discretion can be used to modify the final share amount. Shares are subject to applicable income tax withholding.

Financial Counseling Program. To help you achieve your financial goals, we currently offer a financial counseling program through The Ayco Company, L.P., a Goldman Sachs Company. Ayco’s financial counselors have comprehensive information regarding Gap Inc.’s benefit and compensation plan design. You become eligible to participate in the Ayco financial counseling program immediately. A financial counselor from Ayco will contact you shortly after your Start Date to provide further details of this benefit, including tax implications.

Benefits. Gap Inc. offers a competitive benefits package that includes medical, dental, vision, life and disability insurance. Gap Inc. also offers an Employee Stock Purchase Plan, a 401(k) plan with a generous dollar for dollar company match up to four percent of your pay (limited as provided in the plan), and employee discounts toward merchandise you purchase in our stores as gifts, or for yourself and your eligible dependents. You will be eligible for Paid Time Off on an "as needed” basis for vacation, illness or personal business, subject to business needs; there is no PTO accrual. In addition, there are seven company-paid holidays. Please refer to the enclosed summary for more information about Gap Inc.’s benefit programs. Gap Inc. reserves the right to change its benefit programs at any time.

Relocation. Gap Inc. will provide you with relocation benefits in accordance with the Gap Inc. Domestic Relocation Policy.  As part of the provision of this relocation package, it is expected that you will remain employed with the Company for a period of at least 2 years from your move date.  A Relocation Counselor from Gap's Global Relocation Services provider will contact you shortly after your relocation has been initiated. In the meantime, should you have any question with regard to your relocation assistance or require further information please contact our Global Mobility team at global_mobility@gap.com

Relocation Payback.  In the event you voluntarily terminate your employment or your employment is terminated For Cause (as defined below), you will be required to reimburse within ninety (90) days of your last day of employment 100% of the pre-tax amount of the relocation services if the termination occurs before your first anniversary of date of move, and 50% of the pre-tax amount of the relocation services if termination occurs between your first and second anniversary of date of move.  Relocation services include all relocation expenses paid as direct reimbursements to you or to a third-party company on your behalf. You understand and agree that if your employment with the Company is terminated, all relocation services will stop on the last day of your employment.

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than (i) For Cause (as defined below) or (ii) for the avoidance of doubt, death or disability, prior to June 30, 2024, the Company will provide you the following after your "separation from service" within the meaning of Internal Revenue Code (“IRC”) Section 409A ("Separation from Service”), provided you sign a general release of claims in the form requested by the Company and it becomes effective within 45 calendar days after such Separation from Service (such 45th day, the “Release Deadline”):

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing in the first regular pay cycle following the Release Deadline (the “severance period”).  Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the

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July 18, 2023

apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees).  Except for any compensation received from external board memberships in place at the time of your Separation from Service, payments will be reduced by any compensation you receive (as received) during the severance period from other employment or professional relationship with a non-competitor. Each payment will be treated as a separate payment for purposes of IRC Section 409A, to the maximum extent possible.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above or shorter period you are covered by COBRA, if you properly elect and maintain COBRA coverage, payment of a portion of your COBRA premium in a method as determined by the Company. This payment may be taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder, or any similar law or regulation).

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service.  The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

(4) Prorated Annual Bonus for the fiscal year in which the termination occurs, on the condition that you have worked at least 3 months of the fiscal year in which you are terminated, based on actual financial results and 100% standard for any non-financial component. Such bonus will be paid in March of the year following termination at the time Annual Bonuses for the year of termination are paid, but in no event later than the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the calendar year in which such termination occurs. In the event termination occurs after the end of a fiscal year but before the date of bonus payments, such bonus for the preceding fiscal year will be paid pursuant to the terms of this section and the terms of the bonus plan.

(5) Accelerated vesting (but not settlement) of restricted stock units (“RSUs”) and performance shares that remain subject only to time vesting conditions (excluding any performance shares that remain subject to performance-based vesting conditions) scheduled to vest prior to April 1 following the end of the fiscal year of termination. Shares of the Company stock in settlement of any vested RSUs and/or performance shares under this section will be delivered on the applicable regularly scheduled vesting dates subject to the terms and conditions of the applicable award agreement including, without limitation, the IRC Section 409A six-month delay language thereunder to the extent necessary to avoid taxation under IRC Section 409A.

The payments in (1), (3), (4) and (5) above are, and the payment described in (2) above may be, taxable income to you and are subject to tax withholding.  If the aggregate amount that would be payable to you under paragraphs (1), (2), (3) and (4) above through the date which is six months after your Separation from Service (excluding amounts exempt from IRC Section 409A under the short-term deferral rule thereunder or Treas. Reg. Section 1.409A-1(b)(9)(v))  exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under IRC Section 409A(a)(2)(B)(i)). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under IRC Section 409A(a)(1)(B).  Any delayed payment instead will be made on the first business day following the expiration of the six-month period, as applicable (or such earlier

Chris Blakeslee
July 18, 2023

time permitted under IRC Section 409A(a)(2)(B)(i)). Payments that are not delayed will be paid in accordance with their terms determined without regard to such delay.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons:  (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct; where applicable, the Company shall provide reasonable notice of any breach and opportunity to remediate.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment.  If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

After June 30, 2024, you will be eligible for severance, if any, as approved by the Committee under the same terms as similarly situated executive officers.

Start Date and Orientation. Your first day with Gap Inc. will be August 7, 2023. During your first week, you will attend Happy You’re Here, our onboarding experience. This will be held virtually and will introduce you to our culture, history and what makes us unique. If you have any questions about your onboarding experience, please email happy_youre_here@gap.com.

You will also receive a separate email from i9 Advantage instructing you to complete Section 1 of your I-9 prior to your start date. You will be asked to identify an individual that has agreed to act as an agent on behalf of Gap Inc. to complete Section 2 of the Form I-9 as required to confirm your employment eligibility within the United States. Your Recruiter will gather the necessary information from you and will reach out with further instruction. Please review the list carefully. If you have questions about documentation, contact Employee Services at 1-866-411-2772 x20600.

No Conflicts with this Offer/Representations. You represent and warrant that you do not have any agreements, obligations, relationships or commitments to any other person or entity that conflicts with accepting this offer or performing your obligations of this position. You further represent that the credentials and information you provided to Gap Inc. (or its agents) related to your qualifications and ability to perform this position are true and correct.

Proprietary Information or Trade Secrets of Others. You agree that prior to your first day of employment with Gap Inc. you will return all property and confidential information, including trade secrets, belonging to all prior employers. You further agree that you will not disclose to us, or use, or persuade any Gap Inc. employee to use, any proprietary information or trade secrets of another person or entity.
Abide by Gap Inc. Policies/Protection of Gap Inc. Information. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. You also acknowledge that during your employment with Gap Inc., you may acquire Gap Inc.’s confidential information, which is trade secret or other proprietary non-public information (in any form), such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials. Confidential Information also includes, but is not limited to, sensitive, personal information and data about co-workers, customers, consultants or other individuals, including names, addresses, e-mail addresses, telephone numbers, government identification numbers (including social security numbers), employee ID numbers, customer file information, credit card and bank account information.  By signing below, you promise to responsibly use and protect Confidential Information from inappropriate access and disclosure.   Nothing in this letter, however, precludes you from communicating with, reporting to or participating in any investigation or proceeding conducted by any federal or state agency, or governmental body, sharing information you gained from sources other than in the

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July 18, 2023

course of your work or discussing your personal contact information or other information about wages, compensation or other employment terms.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.'s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. You will receive additional information, including a copy of the Securities Law Compliance Manual, shortly after your first day of employment. If you wish to obtain additional information, or have questions about the compliance manual, you may contact Gap Inc. Global Equity Administration at global_equity_administration@gap.com.

Non-disparagement. You agree now, and after your employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative, derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

Employment Status. You understand that your employment is “at-will”.  This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way.  You are free to resign at any time.  Similarly, Gap Inc. is free to terminate your employment at any time for any reason.  The only way your at-will status can be changed is through a written agreement with Gap Inc., signed by an officer of Gap Inc.

In the event that there is any dispute over the terms, enforcement or obligations in this letter, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and costs incurred to enforce any agreements.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment. Please review and sign this letter.

We must receive your signed letter before or on your first day of employment. You may keep one original for your personal records.

Chris, it is our pleasure to extend this offer. We look forward to working with you.

Yours sincerely,

/s/ Bob L. Martin
Bobby Martin
Interim President & CEO, Gap Inc.

Confirmed this July 20, 2023

/s/ Chris Blakeslee
Chris Blakeslee